Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Kochav Defense Acquisition Corp., a Cayman Islands exempted company (“we,” “our,” “us” or “Company”), had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units sold in the initial public offering we consummated on May 29, 2025 (collectively, the “Units”), (ii) Class A ordinary shares, $0.0001 par value per share (collectively, the “Class A Ordinary Shares”), which underlie the Units, and (iii) rights (collectively, the “Rights”), with one right granting its holder the right to receive one-seventh (1/7) of one Class A Ordinary Share upon the consummation of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (a “Business Combination”), which underlie the Units.

Pursuant to our amended and restated memorandum and articles of association, as currently in effect (the “Amended and Restated Articles”), we are authorized to issue (i) 220,000,000 Ordinary Shares, including 200,000,000 Class A Ordinary Shares and 20,000,000 Class B Ordinary Shares, $0.0001 par value per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and (ii) 1,000,000 preference shares, $0.0001 par value per share. The following description summarizes the material terms of our securities registered under Section 12 of the Exchange and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the (x) Amended and Restated Articles and (y) Share Rights Agreement, dated May 27, 2025, we entered into with Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Report”) of which this Exhibit 4.5 is a part.

Defined terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Report.

Units

Each Unit consists of one Class A Ordinary Share and one Right, which consists of one right to receive one-seventh (1/7) of one Class A Ordinary Share upon the consummation of an initial Business Combination. We will not issue fractional Class A Ordinary Shares. Pursuant to the Rights Agreement, fractional Class A Ordinary Shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, a Rights holder must have seven (7) Rights to receive one Class A Ordinary Share upon consummation on an initial Business Combination.

Class A Ordinary Shares

Holders of Ordinary Shares are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders. However, only holders of Class B Ordinary Shares have the right to vote to (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial Business Combination, meaning that holders of Class A Ordinary Shares do not have the right to vote to appoint any directors until after the completion of our initial Business Combination and (ii) continue our Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our Amended and Restated Articles governing these matters prior to our initial Business Combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial Business Combination, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders, and pursuant to our Amended and Restated Articles; such actions include amending our Amended and Restated Articles (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares, regardless of whether they abstain, vote for, or vote against, our initial Business Combination, upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Class A Ordinary Shares, subject to the limitations and on the conditions described herein. Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Class A Ordinary Shares in connection with the completion of our initial Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Amended and Restated Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares sold in the Initial Public Offering (the “Excess Shares”) without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their Class A Ordinary Shares (including Excess Shares) for or against our initial Business Combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial Business Combination. And, as a result, such shareholders will continue to hold that number of Class A Ordinary Shares exceeding 15% and, in order to dispose such shares would be required to sell their Class A Ordinary Shares in open market transactions, potentially at a loss.

In the event of a liquidation, dissolution or winding up of our Company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their Class A Ordinary Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then outstanding Class A Ordinary Shares, upon the completion of our initial Business Combination, subject to the limitations and on the conditions described in the Report.

Rights

Except in cases where we are not the surviving company in a Business Combination, each holder of a Right will automatically receive one-seventh (1/7) of one Class A Ordinary Share upon consummation of our initial Business Combination, even if the holder of a Right redeemed all Class A Ordinary Shares held by it in connection with the initial Business Combination or an amendment to our Amended and Restated Articles with respect to our pre-Business Combination activities. In the event we are not the surviving company upon completion of our initial Business Combination, each holder of a Right will be required to affirmatively convert its Rights in order to receive one-seventh (1/7) of one Class A Ordinary Share underlying each Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional Class A Ordinary Shares upon consummation of an initial Business Combination. The Class A Ordinary Shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a Business Combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of Class A Ordinary Shares will receive in the transaction on an as-converted-into Ordinary Shares basis.

We will not issue fractional Class A Ordinary Shares in connection with an exchange of Rights. Fractional Class A Ordinary Shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law and our Amended and Restated Articles. As a result, a Rights holder must hold Rights in multiples of 10 in order to receive Class A Ordinary Shares for all Rights held upon closing of a Business Combination. If we are unable to complete an initial Business Combination within the Combination Period and we liquidate the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial Business Combination. Additionally, in no event will we be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

The Rights Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Rights Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Rights Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Rights shall be deemed to have notice of and to have consented to the forum provisions in our Rights Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Rights Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any holder of our Rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”); and (y) having service of process made upon such Rights holder in any such Enforcement Action by service upon such Rights holder’s counsel in the Foreign Action as agent for such Rights holder. This choice-of-forum provision may limit a Rights holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Rights Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our Management and Board of Directors.

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